MANAS PETROLEUM CORPORATION
114 W. Magnolia Street, Suite 446
Bellingham, WA 98225

April 10, 2007

Dear Sir,

Please accept this letter as formal notification that I hereby resign my positions as Secretary and Member of the Board of Directors effective April 10, 2007.

Very truly yours,

Steven A. Sanders